Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland – SVP, Finance and Investor Relations
952-806-1707
Andy Larew – Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS NAMES DAN HANRAHAN NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

–Experienced Leader of Consumer Brands to Join from Royal Caribbean Cruises–

MINNEAPOLIS — July 11, 2012 — Regis Corporation (NYSE:RGS - News) (“Regis”), the global leader in the $160 billion hair care industry, announced today that Daniel Hanrahan, 54, has been named President and Chief Executive Officer, effective August 6, 2012. Mr. Hanrahan will also become a member of the Regis Board of Directors on that date.

Mr. Hanrahan joins Regis from Royal Caribbean Cruises, where he was most recently President and Chief Executive Officer of Celebrity Cruises.  Mr. Hanrahan was responsible for managing all aspects of the Celebrity Cruise brand. Mr. Hanrahan re-invigorated the customer experience and culture at Celebrity Cruises while overseeing the development and implementation of the company’s growth strategy.

“Dan is a proven, results-oriented leader who understands the value of the customer experience and will be a great asset to Regis,” said Joel Conner, Chairman of the Board. “With his operational background and extensive experience across a wide spectrum of consumer-facing brands, Dan is the ideal candidate to drive Regis’ comprehensive strategy to improve the salon experience and enhance value for our shareholders.”

“I am pleased to be joining Regis during this exciting time in its history, and plan to continue leveraging our deep expertise to further our strategic goal of enhancing the overall salon experience in order to drive customer retention and same-store sales while continuing to focus on improving profitability,” said Mr. Hanrahan. “Regis has a market leading position in the hair care industry and the opportunity to provide our customers with an outstanding experience.  I look forward to working with the Board, management team, and Regis’ highly talented employees to improve our business for the benefit of our customers, to provide growth opportunities for our employees and to significantly enhance value for our shareholders.”

Mr. Hanrahan most recently led Celebrity Cruises, where he acted as President and Chief Executive Officer since 2005.  During his tenure, Mr. Hanrahan distinguished himself by his strong focus on the customer experience and completing the strategic repositioning of Celebrity Cruises.  From 1999 to 2005, Mr. Hanrahan was SVP, Marketing and Sales for Royal Caribbean International, where he directed the development and execution of all marketing, e-business and sales strategies regarding the vacation experience.  Before that, he spent two years at Polaroid

Corporation and nine years at Reebok International Ltd., where he held a variety of senior executive positions, including developing and executing Reebok’s Sports Marketing strategies.  Mr. Hanrahan also spent four years at Nestle Food Corporation, where he managed the development of the marketing, sales and promotion strategy for the Northeast zone.  Hanrahan was named Travel Executive of the Year for 2006 by Travel Trade magazine and the American Society of Travel Agents.

About Regis Corporation

Regis Corporation (NYSE:RGS - News) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2012, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
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